Exhibit 99.1

InSite Vision Reports Third Quarter 2008 Financial Results

ALAMEDA, Calif.--(BUSINESS WIRE)--November 6, 2008--InSite Vision Incorporated (AMEX:ISV) today reported financial results for the three and nine months ended September 30, 2008. Total revenue for the third quarter was $1.0 million, with a net loss of $8.0 million, or $(0.08) per share for the three months ended September 30, 2008. As of September 30, 2008, InSite Vision had cash and cash equivalents and restricted cash and short-term investments of $45.7 million.

Recent Highlights

  InSite Vision announced yesterday that Louis Drapeau, the company’s Vice President and Chief Financial Officer, has been appointed interim Chief Executive Officer. Mr. Drapeau is replacing Dr. S. Kumar Chandrasekaran who stepped down recently as CEO. Mr. Drapeau has served as InSite’s Chief Financial Officer since October of 2007. Previously, he held leadership positions with Nektar Therapeutics and BioMarin Pharmaceuticals where he served as interim CEO. He will lead the day-to-day operations of the company while retaining his current CFO responsibilities. An active search has been initiated for a permanent CEO. In addition, Evan Melrose, M.D., Managing Director of PTV Sciences, has been named Chairman of the Board.
  InSite Vision announced today that patient dosing in the first of two pivotal Phase 3 clinical trials for ISV-502 is complete. ISV-502, formulated in InSite’s patented DuraSite® sustained delivery vehicle, is a topical combination antibiotic/corticosteroid product that is being developed to provide simultaneous antimicrobial and anti-inflammatory treatments. ISV-502 is directed at blepharoconjunctivitis, a chronic inflammatory disease of the inside and outside of the eyelid, as well as the white part of the eye, for which there is no approved drug therapy. ISV-502 is targeted at meeting this unmet need by conveniently treating both the infection and inflammation associated with blepharoconjunctivitis with one easy-to-use product.
  Revenue for the third quarter 2008 included royalty revenue from Inspire Pharmaceuticals of $944,000 for sales of AzaSite® (azithromycin ophthalmic solution) 1%, or an increase of 16% over the second quarter of 2008; and 147% over the first quarter of 2008.
  In September, following the annual shareholder meeting, six new members were elected to the InSite Vision Board of Directors.
  The Board of Directors and InSite Vision’s senior management team are working closely to update the company’s strategic plans to capitalize on InSite Vision’s valuable technology and intellectual property based on a careful analysis of corporate assets.

Third Quarter 2008 Financial Results

The company reported total revenue for the three months ended September 30, 2008 of $1.0 million, compared to $8.3 million in the third quarter ended September 30, 2007.

The net loss for the third quarter ended September 30, 2008 was $8.0 million, or $(0.08) per share, compared to net income of $3.6 million, or $0.04 per share, for the third quarter of 2007.

The differences in revenue and net income between the third quarter of 2008 and third quarter of 2007 were attributed mainly to the decrease in revenue from the non-cash amortization of the upfront license fee and milestone payment received in 2007 under the company’s license agreement with Inspire Pharmaceuticals. The amortization of the upfront license fee and milestone payment ended in the second quarter of 2008.

In addition, the company incurred higher research and development (R&D) expenses for the third quarter 2008 largely due to the Phase 3 pivotal trial expenses for the ISV-502 product candidate. Research and development expenses increased to $3.7 million in the third quarter 2008, compared to $2.7 million in the third quarter 2007.

General and administrative (G&A) expenses were $2.7 million in the third quarter 2008, compared to $1.5 million in the third quarter 2007. The increase was largely due to expenses associated with the proxy contest over the election of the Board of Directors on September 23, 2008.

InSite Vision had cash and cash equivalents and restricted cash and short-term investments of $45.7 million as of September 30, 2008, compared to $53.0 million as of June 30, 2008. Cash usage included increased operating expenses due to the ISV-502 pivotal Phase 3 trials, an interest payment on the non-recourse notes issued in the first quarter 2008, and expenditures associated with the proxy contest.

First Nine Months 2008

For the first nine months of 2008, the company reported total revenue of $12.2 million, compared to $15.8 million for the first nine months of 2007. The 2008 revenue includes $10.0 million of non-cash license revenue and $2.2 million of royalty revenue from Inspire Pharmaceuticals for AzaSite sales, compared to the first nine months of 2007 in which the company recognized revenue from the amortization of the deferred revenue from license fee and milestone payments previously received under the company’s license agreement with Inspire and the AzaSite royalty for the third quarter of 2007.

The company reported a net loss of $12.7 million, or $(0.13) per share for the first nine months of 2008, compared to net income for the nine months ended September 30, 2007 of $3.2 million, or $0.03 a share.

The differences in revenue and net income between the nine months ended September 30, 2008 and the nine months ended September 30, 2007 were attributed mainly to the amortization of deferred revenue related to the licensing of AzaSite to Inspire, which ended in the second quarter of 2008.

R&D expenses increased to $12.7 million in the nine months ended September 30, 2008, compared to $6.6 million in the nine months ended September 30, 2007, largely due to the expenditures for the pivotal Phase 3 trial of the company’s ISV-502 product candidate.

G&A expenses were $6.3 million, compared to $5.2 million in the first nine months of 2007, reflecting legal and financial services expenses associated with the proxy contest.

Guidance for 2008 Operating Expenses

InSite also updated its forward-looking guidance with respect to operating expenses in 2008.

For the year ending December 31, 2008, total operating expenses are now anticipated to be approximately $24 million to $25 million, due to increased expenditures related to the proxy contest over the election of the Board of Directors as well as costs associated with the departure of the company’s chief executive officer and other restructuring expenses.

Third Quarter Financial Results Conference Call

The company will host a conference call today beginning at 8:30 A.M. Eastern Time to discuss these results.

Analysts and investors can listen to the conference call by dialing 877-407-0778 for domestic callers and 201-689-8565 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 877-660-6853 for domestic callers and 201-612-7415 for international callers. All callers will need to enter the account number 286 and conference ID# 299004.

The live conference call will also be webcast and available at www.InvestorCalendar.com as well as on the Investor Relations page of the company's website at www.insitevision.com; a recording of the conference call will be available for 90 days following completion of the call. In addition, this press release will be posted to the company’s website and furnished to the Securities and Exchange Commission on a Form 8-K prior to the conference call described above.

About InSite Vision

InSite Vision develops novel ocular pharmaceutical products using its DuraSite® bioadhesive polymer core technology to enable topical delivery and sustained release of existing drug molecules for reduced frequency of treatment and improved efficacy. By formulating the well-established antibiotic azithromycin in DuraSite, InSite developed the lowest-dosing ocular antibiotic available to the United States ophthalmic market, AzaSite® (azithromycin ophthalmic solution) 1%, launched by Inspire Pharmaceuticals in the United States for the treatment of bacterial conjunctivitis (pink eye). In addition, InSite has signed licensing and distribution agreements with Shin Poong Pharm in South Korea; Bioceutica, Inc. for four countries in South America; Biem for Turkey; and Essex for China; and is seeking other international partners for commercialization and distribution of AzaSite.

InSite is pursuing the expansion of its portfolio of anti-infective ophthalmic products to include ISV-502 in Phase 3 pivotal trials as a product candidate directed at treating eye and eye lid infections and inflammation, currently an unmet need. In addition, the company is investigating other product and collaboration opportunities with both the DuraSite-azithromycin platform and/or with DuraSite and other molecules.

Forward Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite Vision’s search for a new CEO; its transition until a new CEO is recruited; InSite Vision’s projected net operating expenses for 2008; InSite’s plans to advance its AzaSite family of products; InSite’s plans regarding further marketing and distribution of AzaSite outside its currently licensed territories; InSite’s corporate goals; and InSite’s plans for products outside of its AzaSite franchise. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s reliance on third parties, including Inspire, for the commercialization of AzaSite and its other products; the ability of InSite to enter into corporate collaborations for AzaSite outside its currently licensed territories, and with respect to its other product candidates, including ISV-502; Inspire’s ability to successfully market AzaSite in the United States and Canada; the ability of InSite’s international partners to obtain approval to market AzaSite outside the U.S. and Canada; InSite’s ability to commence clinical trials with respect to its various product candidates and the results of such trials; the clinical results of InSite’s product candidates; InSite’s ability to expand its technology platform to include additional indications; InSite’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite, ISV-502, and AzaSite Xtra; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA, including those with respect to ISV-502. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2008 and 2007
(in thousands, except per share amounts; unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$960	$8,271	$12,196	$15,817
Cost of revenue	167	450	376	713
Operating expenses:
Research and development	3,694	2,707	12,722	6,628
General and administrative	2,724	1,537	6,293	5,211
Total	6,418	4,244	19,015	11,839
Income (loss) from operations	(5,625)	3,577	(7,195)	3,265
Interest (expense) and other income, net	(2,325)	(2)	(5,547)	(106)
Net income (loss)	$(7,950)	$3,575	$(12,742)	$3,159
Net income (loss) per share:
Basic	$(0.08)	$0.04	$(0.13)	$0.03
Diluted	$(0.08)	$0.04	$(0.13)	$0.03
Shares used to calculate net loss per share:
Basic	94,629	94,551	94,600	94,002
Diluted	94,629	102,018	94,600	102,871

Condensed Consolidated Balance Sheets
At September 30, 2008 and December 31, 2007
(in thousands; unaudited)

	September 30,	December 31,
	2008	2007
Assets:
Cash and cash equivalents	$44,366	$11,532
Restricted cash and short-term investments	1,382	75
Receivables, prepaid expenses and other current assets	1,500	2,067
Debt issuance costs, net	4,446	-
Property and equipment, net	1,502	1,338
Total assets	$53,196	$15,012

Liabilities and stockholders' equity (deficit):
Accounts payable and accrued expenses	$2,799	$4,085
Accrued interest payable	1,200	-
Deferred revenue	390	10,145
Long-term secured notes payable	60,000	-
Capital lease obligation	25	36
Stockholders' equity (deficit)	(11,218)	746
Total liabilities and stockholders' equity (deficit)	$53,196	$15,012

CONTACT:
InSite Vision Incorporated
Joyce Strand, 510-747-1220